Exhibit 99.2

FOR IMMEDIATE RELEASE

Rentech Nitrogen Announces Change of Fiscal Year and Upcoming Earnings Call

LOS ANGELES, CA (February 3, 2012) – The Board of Directors of Rentech Nitrogen GP, LLC, the general partner of Rentech Nitrogen Partners, L.P. (NYSE: RNF), has approved a change of the Company’s fiscal year end, to December 31st from September 30th. With this change, Rentech Nitrogen’s 2012 fiscal year began on January 1, 2012 and will end on December 31, 2012.

“The change in fiscal year will align our financial reporting periods with the tax reporting for our partners, and with those of our publicly-traded comparables.” said Dan Cohrs, Chief Financial Officer of Rentech Nitrogen. “We recognize that the change in our fiscal year end will create some short-term inconvenience for those who follow our financial results, but we believe that it will make it easier for investors and analysts to compare our financial performance to that of our peers.”

Rentech Nitrogen expects to file a transition report on Form 10-K for the three months ended December 31, 2011 on or about March 15, 2012. The Company will hold a conference call for the period ending December 31, 2011 on Friday, March 16, 2012 at 10:00 a.m. PST, during which time senior management will review the Company’s financial results for the period and provide an update on the business.

Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-920-6941 or 212-231-2900. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 12:00 p.m. PST on March 16 through 12:00 p.m. PST on March 23. The replay teleconference will be available by dialing 800-633-8284 or 402-977-9140 and the reservation number 21575040.

Source Rentech Nitrogen Partners, L.P.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of a nitrogen fertilizer facility located in East Dubuque, Illinois, owned by Rentech Nitrogen, LLC, its operating subsidiary. The facility is located in the Mid Corn Belt in the northwestern corner of Illinois, adjacent to the Iowa and Wisconsin state lines, and produces primarily anhydrous ammonia and urea ammonium nitrate solution, using natural gas as its primary feedstock, for sale to customers in the Mid Corn Belt.

Rentech Nitrogen Partners, L.P.

Julie Dawoodjee

Vice President of Investor Relations and Communications

310-571-9800

ir@rnp.net